                              STOCKHOLDER AGREEMENT


                      DATED AS OF __________________, 1998


                                      AMONG


                        ARANCIA INDUSTRIAL, S.A. DE C.V.,

                 PROMOCIONES INDUSTRIALES ARALIA, S.A. DE C.V.,


                                       AND


                        CORN PRODUCTS INTERNATIONAL, INC.

                               TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND INTERPRETATION . . . . . . . . . . . . . . . .    1
         1.1.   Definitions. . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE II PUT AND CALL RIGHTS . . . . . . . . . . . . . . . . . . . . .    6
         2.1.   Consideration Share Put Option . . . . . . . . . . . . .    6
         2.2.   Restrictions on Transfer . . . . . . . . . . . . . . . .    8
         2.3.   Consideration Share Call Option. . . . . . . . . . . . .    9

ARTICLE III ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . .   10
         3.1.   Access to Records after Closing. . . . . . . . . . . . .   10
         3.2.   No Solicitation. . . . . . . . . . . . . . . . . . . . .   11
         3.3.   Board of Directors of Corn Products. . . . . . . . . . .   11
         3.4.   Voting . . . . . . . . . . . . . . . . . . . . . . . . .   12
         3.5.   Standstill . . . . . . . . . . . . . . . . . . . . . . .   12
         3.6.   Tax Covenants. . . . . . . . . . . . . . . . . . . . . .   14
         3.7.   Aracorn Shares . . . . . . . . . . . . . . . . . . . . .   15
         3.8.   Consideration Shares . . . . . . . . . . . . . . . . . .   15

ARTICLE IV REGISTRATION RIGHTS . . . . . . . . . . . . . . . . . . . . .   15
         4.1.   Demand Registration. . . . . . . . . . . . . . . . . . .   15
         4.2.   Piggyback Registration . . . . . . . . . . . . . . . . .   17
         4.3.   Registration Procedures. . . . . . . . . . . . . . . . .   18
         4.4.   Holders' Obligations . . . . . . . . . . . . . . . . . .   20
         4.5.   Expenses of Registration . . . . . . . . . . . . . . . .   20
         4.6.   Indemnification; Contribution. . . . . . . . . . . . . .   21

ARTICLE V GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . .   23
         5.1.   Survival of Obligations. . . . . . . . . . . . . . . . .   23
         5.2.   Notices. . . . . . . . . . . . . . . . . . . . . . . . .   24
         5.3.   Language . . . . . . . . . . . . . . . . . . . . . . . .   25
         5.4.   Successors and Assigns . . . . . . . . . . . . . . . . .   25
         5.5.   Amendments . . . . . . . . . . . . . . . . . . . . . . .   25
         5.6.   Waivers. . . . . . . . . . . . . . . . . . . . . . . . .   25
         5.7.   Severability . . . . . . . . . . . . . . . . . . . . . .   25
         5.8.   Execution in Counterparts. . . . . . . . . . . . . . . .   26
         5.9.   Governing Law. . . . . . . . . . . . . . . . . . . . . .   26
         5.10.  Submission to Jurisdiction . . . . . . . . . . . . . . .   26
         5.11.  Expenses . . . . . . . . . . . . . . . . . . . . . . . .   26
         5.12.  Adjustments. . . . . . . . . . . . . . . . . . . . . . .   26

Exhibit A         Promissory Note

Exhibit B         Aracorn Capital Stock Legend

Exhibit C         Consideration Shares Legend

Schedule 1.1      Arancia Entities

                              STOCKHOLDER AGREEMENT


     STOCKHOLDER AGREEMENT, dated as of _______, 1998 (the "Agreement"), among Corn Products International, Inc., a Delaware corporation ("Corn Products"), Promociones Industriales Aralia, S.A. de C.V., a corporation organized and existing under the laws of the Republic of Mexico ("Aralia") and Arancia Industrial, S.A. de C.V., a corporation organized and existing under the laws of the Republic of Mexico ("Arinsa" and, together with Aralia, the "Parent Companies").


                              PRELIMINARY STATEMENT

     WHEREAS, the Parties to this Agreement have previously entered into a Transaction Agreement and certain other agreements related thereto.

     WHEREAS, on the date hereof, the Parties to this Agreement are closing the initial transactions contemplated by the Transaction Agreement and wish to enter into this Agreement to memorialize their relationship following such closing.

     Accordingly, in consideration of the mutual agreements hereinafter set forth, Corn Products and the Parent Companies hereby agree as follows:


                                   ARTICLE I

                         DEFINITIONS AND INTERPRETATION

     1.1. DEFINITIONS. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

     "AFFILIATE" means with respect to any Person, any other Person or Individual which directly or indirectly controls, is controlled by or is under common control with such Person. In addition to the foregoing, as used in the definition of "Arancia Entity" (but not in the definition of "Bound Arancia Entity") the term "Affiliate" shall include, with respect to any Individual, any present or future child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, brother-in-law, sister-in-law, mother-in-law, father-in-law, son-in-law, daughter-in-law of such Individual, and shall include adoptive relationships. For the avoidance of doubt, the Parties acknowledge that (i) Corn Products on the one hand and the Arancia Entities on the other hand shall not be considered "Affiliates" of each other, (ii) the Companies and their Subsidiaries shall not be considered "Affiliates" of the Parent Companies at any time, and
(iii) the Companies and their Subsidiaries shall be considered "Affiliates" of Corn Products following the Initial Closing.

     "AGREED RATE" means the rate calculated from time to time pursuant to the term "Base Rate" as such term is defined, without giving effect to any amendments, in the U.S.$340,000,000 5-Year Revolving Credit Agreement dated as of December 17, 1997 among Corn Products, the Lenders named therein, Citibank, N.A., as Administrative Agent, Citicorp Securities, Inc. as Arranger, The First National Bank of Chicago, as Documentation Agent, The Chase Manhattan Bank, as Co-Agent and CPC International Inc., as Interim Guarantor, whether or not such agreement thereafter remains in effect. Except as otherwise provided herein, interest calculations based on the Agreed Rate shall be computed based on quarterly compounding.

     "ARANCIA CHANGE OF CONTROL" means, with respect to any Arancia Entity, Bound Arancia Entities no longer, directly or indirectly, beneficially own and control more than 50% of the Voting Securities of such Arancia Entity.

     "ARANCIA ENTITY" means those Persons and Individuals set forth on Schedule
1.1 and any Persons or Individuals who are, from time to time, Affiliates or Subsidiaries of any Persons and Individuals set forth on Schedule 1.1.

     "ARANCIA PUT OPTION SHARES" has the meaning specified in Section 2.1(a).

     "ARANCIA REPRESENTATIVE" means Aralia or such other party as Aralia designates in writing to Corn Products or such other party as may be designated by the Arancia Representative at such time.

     "BOUND ARANCIA ENTITY" means (i) those Persons and Individuals set forth on
Schedule 1.1, (ii) any Persons or Individuals who are, from time to time, Affiliates or Subsidiaries of any Bound Arancia Entity, (iii) any Arancia Entity that owns beneficially or of record or who at any time has owned beneficially or of record Consideration Shares, (iv) any family trust, partnership or similar entity that holds or has held Consideration Shares received pursuant to clause
(A)(2) of the definition of "Exempt Transfer," and (v) any holder of a beneficial interest or an ownership interest in an entity referred to in (iv) above, and, in each case, which has entered into an agreement with Corn Products to be bound by the provisions of Sections 2.2, 2.3, 3.4, 3.5 and 3.8 hereof.

     "BUSINESS" means the following activities: corn wet milling processing, manufacturing, marketing, distribution, sales and trading of all types of products derived from the corn wet milling process, such as, but not limited to, all types of starches, modified corn starch, corn syrups, syrup blends, fructose sweeteners, caramel colors, maltrodextrins, dextroses, sorbitols, gluten meal, gluten feed and corn germ meal, corn germ, corn oil, ethanol, citric acid, and lactic acid. The aforesaid products covered by this Agreement will not be limited to regular corn derivatives, but will also include starches derived from any other agricultural products such as, but not limited to: waxy corn, sorghum, high amylose corn, potato, wheat, and tapioca, and their derivatives independently of the industrial process employed to produce them.

     "BUSINESS DAY" means any day on which the principal commercial banks located in Mexico City, Mexico and New York, New York, United States of America are open for business during normal banking hours.

     "COMMISSION" means the United States Securities and Exchange Commission.

     "COMPANIES" means Aracorn, Poliecsa, and the Joint Venture.

     "COMPETITOR" has the meaning specified in Section 2.2(a).

     "CONSIDERATION SHARE CALL DATE" has the meaning specified in Section
2.3(a).

     "CONSIDERATION SHARE CALL NOTICE" has the meaning specified in Section 2.3(a).

     "CONSIDERATION SHARE CALL OPTION" has the meaning specified in Section 2.3(a).

     "CONSIDERATION SHARE PUT NOTICE" has the meaning specified in Section
2.1(c).

     "CONSIDERATION SHARE PUT OPTION" has the meaning specified in Section
2.1(a).

     "CONSIDERATION SHARE PUT PERIOD" has the meaning specified in Section
2.1(a).

     "CONSIDERATION SHARES" means shares of Corn Products Common Stock delivered pursuant to Section 2.2(a)(ii) of the Transaction Agreement plus the Optional Shares, if any.

     "CONTINUOUSLY EFFECTIVE", with respect to a specified registration statement, means that it shall not cease to be effective and available for transfers of Consideration Shares thereunder for longer than three Business Days during the period specified in the relevant provision of Article IV; provided, however, that such registration statement shall not be Continuously Effective if it ceases to be effective and available for transfers of Consideration Shares thereunder during the first five Business Days of such effectiveness.

     "CORN PRODUCTS COMMON STOCK" means common stock, par value US$.01 per share, of Corn Products.

     "DEMAND REGISTRATION" has the meaning specified in Section 4.1(c)(ii).

     "DEMAND REGISTRATION STATEMENT" has the meaning specified in Section 4.1.

     "EXCHANGE ACT" means the United States Exchange Act of 1934, as amended.

     "EXEMPT TRANSFER" has the meaning specified in Section 2.2(b).

     "EXERCISE NOTICE" has the meaning specified in Section 2.2(b)(ii).

     "FAIR MARKET VALUE" has the meaning specified in Section 2.1(c).

     "FIRST PUT CLOSING DATE" has the meaning specified in Section 3.1 of the Transaction Agreement.

     "GOVERNMENTAL BODY" means: (i) any national, federal, provincial, state, municipal or other government or body; (ii) any multinational, multilateral or international body; (iii) any subdivision, ministry, department, secretariat, bureau, agency, commission, board, instrumentality or authority of any of the foregoing governments or bodies; (iv) any administrative agency or quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foreign governments or bodies; or (v) any national, international, multilateral or multinational judicial, quasi-judicial, arbitration or administrative court, tribunal, grand jury, commission, board or panel.

     "INDIVIDUAL" means a physical person.

     "INITIAL CLOSING DATE" has the meaning specified in Section 3.1 of the Transaction Agreement.

     "OPTIONAL SHARES" means any shares of Corn Products Common Stock received by Aralia or its designee from Corn Products as partial consideration for the purchase by Corn Products of the 26.6% Shares or the 24.4% Shares (each, as defined in the Transaction Agreement) from Aralia.

     "PARENT COMPANIES" has the meaning specified in the first paragraph of this Agreement.

     "PAYMENT DATE" has the meaning specified in Section 2.1(d).

     "PERSON" means a corporation, company, limited liability company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or Governmental Body, but shall not include any Individual.

     "PIGGYBACK REGISTRATION" has the meaning specified in Section 4.2(a).

     "QUALIFIED NOMINEE" has the meaning specified in Section 3.3.

     "QUALIFIED PLEDGEE" means a recognized financial or banking institution with a combined capital and surplus in excess of US $100,000,000 and which is not an Affiliate of a Competitor.

     "REGISTRATION EXPENSES" has the meaning specified in Section 4.5(a).

     "REGISTRATION NOTICE" has the meaning specified in Section 4.1(a).

     "RESTRICTED PERIOD" has the meaning specified in Section 3.5.

     "SECURITIES ACT" means the United States Securities Act of 1933, as amended.

     "SELLING ENTITY" has the meaning specified in Section 4.3(b).

     "SHARE TRANSFER DATE" has the meaning specified in Section 2.1(c).

     "SUBSIDIARY" means, with respect to any Person, any other Person which is controlled by it or by one or more Persons each of which is controlled by it, and for the purpose of this definition "CONTROL" means, with respect to any Person, the ownership of more than 50% of the voting shares of the Person.

     "TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") means any taxes, charges, fees, levies, contributions or other assessments or reassessments imposed or administered by any Taxing Authority, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, trade, franchise, privilege, profits, license, withholding, payroll, employment, profit sharing, social security, housing fund, retirement savings systems, excise, estimated, severance, stamp, occupation, property, assets or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, together with any interest, penalties, additions to tax or additional amounts imposed thereon or with respect thereto.

     "TAX RETURN" means all returns (including amended returns and estimated Tax returns), Dictamen Fiscal, declarations, reports, schedules, information returns, statements or other documents, any amendments thereto and any related or supporting information filed or required to be filed, with respect to Taxes.

     "TAXING AUTHORITY" means any Governmental Body having or exercising any authority to assess, impose or collect Taxes of any kind.

     "TRANSACTION AGREEMENT" shall mean the Transaction Agreement dated as of October 21, 1998 by and between Corn Products and the Parent Companies.

     "TRANSFER" means with respect to any item, to directly or indirectly sell, transfer, assign, convey or otherwise dispose of such item or to enter into any agreement, commitment or arrangement to do the same.

     "TRANSFER NOTICE" has the meaning specified in Section 2.2(b)(i).

     "TRANSFER PRICE" has the meaning specified in Section 2.2(b)(i).

     "UNDERWRITER'S REPRESENTATIVE" means the managing underwriter, or, in the case of a co-managed underwriting, the lead managing underwriter.

     "VIOLATION" has the meaning specified in Section 4.6.(a).

     "VOTING SECURITIES" means any securities entitled to vote in the election of directors generally, securities convertible or exchangeable into or exchangeable for such securities and any rights or options to acquire any such securities.


                                   ARTICLE II

                              PUT AND CALL RIGHTS

     2.1. CONSIDERATION SHARE PUT OPTION. (a) For a period of ten (10) years beginning thirteen months after the Initial Closing Date (as such period may be extended as provided below, the "Consideration Share Put Period"), each Bound Arancia Entity shall have the right (a "Consideration Share Put Option") from time to time to require Corn Products to purchase the number of Consideration Shares issued by Corn Products pursuant to the Transaction Agreement, including any securities issued with respect to such Consideration Shares and any securities into which such Consideration Shares may be converted or recapitalized (the "Arancia Put Option Shares") held by such Bound Arancia Entity or any portion thereof; provided, however, that no Consideration Share Put Option (i) may be exercised with respect to less than 250,000 Arancia Put Option Shares at any one time, (ii) may be exercised if a Consideration Share Put Option has been exercised by any Bound Arancia Entity within six months of the proposed exercise and (iii) may be exercised other than in conformity with the procedures set forth in Sections 2.1(c) and (d).

     (b) The Consideration Share Put Period may be extended for an additional period of three years at the option of Corn Products upon written notice delivered to the Arancia Representative at least 30 days prior to the end of the initial ten year period.

     (c) The Arancia Representative may exercise a Consideration Share Put Option on behalf of any Bound Arancia Entity by delivering to Corn Products a written notice (the "Consideration Share Put Notice") to such effect stating (i) the number of Arancia Put Option Shares for which such Consideration Share Put Option is being exercised and (ii) the price per share to be paid by Corn Products, which price shall be the average of the Fair Market Value for the 20 trading days immediately preceding the date of such Consideration Share Put Notice. The term "Fair Market Value" means (i) the closing sales price of Corn Products Common Stock, on the applicable exchange if it is listed on a national securities exchange, or if not, as reported on the Nasdaq National Market System, or if there have been no sales on any such exchange or the

Nasdaq National Market System on any day, the average of the highest bid and lowest asked prices at the end of such day, or if on any day Corn Products Common Stock is not so listed, the average of the representative bid and asked prices quoted in the Nasdaq System as of 4:00 P.M., New York time, on such day, or if on any day Corn Products Common Stock is not quoted in the Nasdaq System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization or (ii) if Corn Products Common Stock is not listed on any national securities exchange or the Nasdaq National Market System or quoted in the Nasdaq System or the domestic over-the-counter market, the fair value thereof shall be determined by an accounting firm of nationally recognized standing jointly selected by Corn Products and such Bound Arancia Entity. Corn Products and such Bound Arancia Entity shall each pay an equal portion of the costs and fees of such accounting firm, and the decision of the accounting firm shall be final and binding on Corn Products and such Bound Arancia Entity. The Consideration Share Put Notice shall specify a date (the "Share Transfer Date") at least two Business Days after the date of such Consideration Share Put Notice.

     (d) On the Share Transfer Date the Bound Arancia Entity or Entities holding the Arancia Put Option Shares with respect to which such Consideration Share Put Option has been exercised shall deliver to Corn Products the stock certificate or certificates representing such Arancia Put Option Shares, accompanied by a duly executed stock power transferring such Arancia Put Option Shares to Corn Products. In the event that any such stock certificate delivered by a Bound Arancia Entity represents more shares of Corn Products Common Stock than are being purchased by Corn Products pursuant hereto, upon receipt of such certificate Corn Products shall issue a new stock certificate to such Bound Arancia Entity representing the appropriate number of shares. On the Share Transfer Date Corn Products shall issue to the relevant Bound Arancia Entity a promissory note substantially in the form of Exhibit A hereto in the principal amount equal to the purchase price for such Arancia Put Option Shares. The principal amount of any such promissory note shall be due and payable on (1) with respect to the first 1,764,706 shares of Arancia Put Option Shares with respect to which such Consideration Share Put Option is exercised, (i) the 90th calendar day following the Consideration Share Put Notice in the event such Consideration Share Put Option is exercised with respect to 250,000 Arancia Put Option Shares, (ii) the 360th calendar day in the event that such Consideration Share Put Option is exercised with respect to 1,764,706 Arancia Put Option Shares or (iii) a prorated date between the 90th and 360th day (pro rated based on the number of shares) in the event that such Consideration Share Put Option is exercised with respect to a number of Arancia Put Option Shares that is greater than 250,000 and less than 1,764,706, and (2) with respect to any excess of the Arancia Put Option Shares with respect to which such Consideration Share Put Option is exercised over 1,764,706, (i) the 360th calendar day in the event that such excess is less than 10 Arancia Put Option Shares, (ii) the 720th calendar day in the event that such excess consists of all remaining Consideration Shares or (iii) a prorated date between the 360th and 720th day (prorated based on the number of shares) in the event such excess is greater than 10 and less than all remaining Consideration Shares. For purposes of the foregoing clause (2), "remaining" Consideration Shares shall consist of the total number of Option Shares issued or issuable pursuant to the Transaction Agreement (assuming, if the 24.4% Shares have not yet been transferred to Corn Products, that the Fair Market Value of Corn Products Common Stock at the time of the Second Put Closing will be the same as such Fair Market Value at the time of the First Put Closing). If the date on which the principal amount becomes due is not a Business Day then the principal amount shall become due on the next subsequent Business Day. Such promissory note will bear interest at the Agreed Rate which shall be payable quarterly after the Share Transfer Date.

     2.2. RESTRICTIONS ON TRANSFER. (a) The Bound Arancia Entities shall not Transfer, at any time prior to the end of the Consideration Share Put Period, any Consideration Shares to any Competitor (as defined below); provided, however, that a sale made to a Person or Individual making a public tender offer approved by the Board of Directors of Corn Products shall not be deemed to be a Transfer for purposes hereof. A "Competitor" shall mean any one of the six largest Persons engaged in the corn wet milling business ranked by worldwide sales revenue from the corn wet milling business based upon the most recent publicly available data. Corn Products shall from time to time (or upon request by the Arancia Entity) provide the Arancia Representative with a written notice of the then current "Competitors". If the Arancia Representative shall not deliver to Corn Products within 30 days of receipt of such notice written objection to such notice, together with substantiation as to why the Persons set forth in such notice do not meet the definition of a Competitor set forth above, the Persons listed on such notice shall be deemed to be the Competitors for purposes hereof until a subsequent notice (in accordance with the provisions set forth above) changing such list of Competitors is given to the Arancia Representative.

     (b) Subject to paragraph (a) above, prior to the end of the Consideration Share Put Period, none of the Bound Arancia Entities shall Transfer any Consideration Shares unless:

     (i) Prior to such Transfer of Consideration Shares, other than an Exempt Transfer (as defined below), such Bound Arancia Entity shall deliver to Corn Products a written notice (the "Transfer Notice") setting forth, the maximum number of Consideration Shares proposed to be Transferred and the terms and conditions, if any, upon which such Bound Arancia Entity intends to make such Transfer, including the then present value of the purchase price discounted at the Agreed Rate (the "Transfer Price") of such Consideration Shares; and

     (ii) Corn Products shall have been given the right to purchase such Consideration Shares at the Transfer Price, which right may be exercised by the delivery of a written notice of exercise (the "Exercise Notice") to such Bound Arancia Entity no later than 10 Business Days after the receipt by Corn Products of the Transfer Notice.

     A Transfer shall be an "Exempt Transfer" if (A) it is a Transfer (1) to any Arancia Entity, (2) to any family trust, partnership or similar entity control of which is vested in an Arancia Entity and the majority of the beneficial interests and/or ownership interests in which are held by

Arancia Entities, (3) to which Corn Products has given its prior written consent, (4) which constitutes a bona fide pledge to a Qualified Pledgee (including foreclosure by such Qualified Pledgee, but not including a foreclosure sale to third parties) to secure debt for borrowed money or obligations to the Qualified Pledgee incurred in connection with a derivatives transaction, (5) in an unsolicited brokers' transaction on an exchange pursuant to Rule 144 of the Securities Act, including, whether or not required by Rule 144, paragraphs (f) and (g) thereof, or (6) to a Person or Individual making a public tender offer approved by the Board of Directors of Corn Products, (B) in the case of an Exempt Transfer made pursuant to clause 1, 2 or 3 above, the transferee enters into an agreement with Corn Products pursuant to which such transferee agrees to be bound by Sections 2.2, 2.3, 3.4, 3.5 and 3.8 hereof, and
(C) in the case of an Exempt Transfer pursuant to clause 4 above, the Qualified Pledgee enters into an agreement with Corn Products pursuant to which such Qualified Pledgee agrees to be bound by Sections 2.2, 2.3, and 3.8 hereof. Provided that the qualifications of this Section 2.2 are met, upon foreclosure a Qualified Pledgee shall have the same rights under Section 2.1, clause (5) of the "Exempt Transfer" definition and Article IV with respect to the Consideration Shares held by it as a Bound Arancia Entity.

     In the event that Corn Products elects to purchase such Consideration Shares, the closing of such purchase shall occur on the tenth Business Day after the date of the Exercise Notice, on which date (A) Corn Products shall deliver the Transfer Price by wire transfer of immediately available funds to an account in the United States or Mexico specified by such Bound Arancia Entity in the Transfer Notice and (B) such Bound Arancia Entity shall deliver to Corn Products a stock certificate or certificates representing such Consideration Shares accompanied by a duly executed stock power transferring such Consideration Shares to Corn Products. In the event that any such stock certificate delivered by such Bound Arancia Entity represents more Consideration Shares than are being purchased by Corn Products pursuant hereto, upon receipt of such certificate Corn Products shall issue a new stock certificate to such Bound Arancia Entity representing the appropriate number of Consideration Shares.

     In the event that Corn Products does not deliver the Exercise Notice within 10 Business Days of the delivery of the Transfer Notice, such Bound Arancia Entity shall be permitted to Transfer such Consideration Shares at any time during the 120 calendar days following the date of the Transfer Notice to any third party other than a Competitor for a consideration that is no less than the Transfer Price, and on substantially the same terms and conditions, if any, as were specified in the Transfer Notice. The consideration may have a deferred component so long as the present value of the payments constituting such consideration is not less than the Transfer Price.

     2.3. CONSIDERATION SHARE CALL OPTION. (a) In the event that an Arancia Change of Control shall occur during the Consideration Share Put Period with respect to any Arancia Entity that holds Consideration Shares of record or beneficially, Corn Products shall have the right (the "Consideration Share Call Option") to purchase any or all of the Consideration Shares held beneficially or of record by such Arancia Entity. Corn Products shall exercise the Consideration Share Call Option by delivery of a written notice (the "Consideration Share Call Notice") to the Arancia Representative (at any time prior to the 30th day after receipt of notice from the Arancia Representative of the relevant Arancia Change of Control) to such effect stating
(i) the price per share to be paid by Corn Products, which price shall be the Fair Market Value for the 20 trading days immediately preceding the date of such Consideration Share Call Notice and (ii) the date (the "Consideration Share Call Date") on which Corn Products shall purchase such Consideration Shares which shall be no later than 10 days after the date of such Consideration Share Call Notice.

     (b) Corn Products shall purchase the Consideration Shares subject to a Consideration Share Call Notice on the Consideration Share Call Date by wire transfer of immediately available funds to an account in the United States or Mexico specified in writing by the Arancia Entity from which Corn Products is purchasing the Consideration Shares at least two Business Days prior to the Consideration Share Call Date, in return for the delivery on the Consideration Share Call Date by the Bound Arancia Entity that holds any such Consideration Shares to Corn Products of the stock certificate or certificates representing such Consideration Shares, accompanied by a duly executed and witnessed stock power transferring such Consideration Shares to Corn Products. In the event that any such stock certificate represents more Consideration Shares than are being purchased by Corn Products pursuant hereto, upon receipt of such certificate Corn Products shall issue a new stock certificate to the appropriate Bound Arancia Entity representing the appropriate number of Consideration Shares.


                                  ARTICLE III

                             ADDITIONAL AGREEMENTS

     3.1. ACCESS TO RECORDS AFTER CLOSING. (a) For a period of five years after December 31 of the calendar year in which the Initial Closing Date occurs, the Parent Companies and their representatives shall have reasonable access to all of the books and records of the Companies to the extent that such access may reasonably be required by Parent Companies in connection with matters relating to or affected by the operations of the Companies prior to the Initial Closing Date. Such access shall be afforded by Corn Products upon receipt of reasonable advance notice and during normal business hours. The Parent Companies shall be solely responsible for any costs or expenses incurred by them pursuant to this
Section 3.1. If Corn Products shall desire to dispose of any of such books and records prior to the expiration of such period, Corn Products shall, prior to such disposition, give Parent Company a reasonable opportunity, at Parent Companies' expense, to segregate and remove such books and records as the Parent Companies may select.

     (b) For a period of five years after December 31 of the calendar year in which the Initial Closing occurs, Corn Products and its representatives shall have reasonable access to all of the books and records relating to the Companies which the Parent Companies or any of their Affiliates may retain after the Initial Closing Date. Such access shall be afforded by the Parent Companies and their Affiliates upon receipt of reasonable advance notice and during normal business hours. Corn Products shall be solely responsible for any costs and expenses incurred by it pursuant to this
Section 3.1. If the Parent Companies or any of their Affiliates shall desire to dispose of any of such books and records prior to the expiration of such period, the Parent Companies shall, prior to such disposition, give Corn Products a reasonable opportunity, at Corn Products's expense, to segregate and remove such books and records as Corn Products may select.

     3.2. NO SOLICITATION. For a period of three years from the Initial Closing Date, the Parent Companies and their Affiliates and Subsidiaries shall not directly or indirectly solicit any employee of the Companies or any of their Subsidiaries to terminate such employment in order to enter into any such relationship on behalf of any other business organization in competition with the Business conducted by the Companies or any of their Subsidiaries.

     3.3. Board of Directors of Corn Products. (a) Subject to paragraph (b) below, as long as the number of shares of Corn Products Common Stock held beneficially by the Bound Arancia Entities, in the aggregate, is equal to or greater than both (1) 1,235,293 and (2) 2.5% of the number of shares of Corn Products Common Stock issued and outstanding from time to time, Corn Products agrees to nominate or cause to be nominated Ignacio Aranguren Castiello or a Qualified Nominee (as defined below) to its Board of Directors and to solicit proxies in favor of such election. In the event that the number of shares of Corn Products Common Stock held beneficially by the Bound Arancia Entities is less than either number set forth in the preceding sentence, Corn Products shall have the option, but shall no longer be required, to nominate Ignacio Aranguren Castiello or a Qualified Nominee to its Board of Directors upon the expiration of such Individual's term. Notwithstanding anything contained herein to the contrary, Corn Products shall have the right to remove Ignacio Aranguren Castiello or the Qualified Nominee, as the case may be, from its Board of Directors at any time for cause (subject to any requirements of applicable law), or withdraw his or the Qualified Nominee's name from nomination, at any time for cause or any other reason, established by the Compensation and Nominating Committee of the Board of Directors of Corn Products in its sole discretion exercised in good faith, applicable to all members of Corn Products' Board of Directors. Subject to the first sentence of this paragraph, if Ignacio Aranguren Castiello or a Qualified Nominee is removed from Corn Products' Board of Directors pursuant to the preceding sentence or if Ignacio Aranguren Castiello or a Qualified Nominee is not a member of Corn Products' Board of Directors for any reason, the Arancia Representative may designate a Qualified Nominee to be elected to the Board of Directors to replace Ignacio Aranguren Castiello or such Qualified Nominee or be nominated for election to the Board of Directors, as applicable. A "Qualified Nominee" means an Individual specified by the Arancia Representative who meets the general eligibility standards established by the Compensation and Nominating Committee of the Board of Directors of Corn Products, in its sole discretion exercised in good faith, for all board nominees.

     (b) In the event that, after the expiration of the Consideration Share Put Period, any of the Bound Arancia Entities shall sell any Consideration Shares to a Competitor or to a Person or Entity who has filed a Schedule 13D, or any successor form thereto with the Commission, upon the request of Corn Products, Parent Companies shall cause Ignacio Aranguren Castiello or the Qualified Nominee, as the case may be, to resign as a director of Corn Products and Corn Products shall not be required to nominate Ignacio Aranguren Castiello or a Qualified Nominee to its Board of Directors.

     (c) In the event that Corn Products is merged with or into another corporation or other entity, as long as the number of shares of any publicly-held parent of the successor entity (the "Acquiror") held beneficially by the Bound Arancia Entities, in the aggregate, is equal to or greater than both (1) and (2) in Section 3.3(a) with respect to the issued and outstanding shares of common stock of the Acquiror, the Acquiror shall be bound by this
Section 3.3 as if it were Corn Products.

     3.4. VOTING. For so long as Ignacio Aranguren Castiello or a Qualified Nominee is a member of the Board of Directors of Corn Products, Parent Companies shall cause each Bound Arancia Entity, so long as any such Person or Individual beneficially owns any Corn Products Common Stock, (a) to be present, in person or by proxy, at all meetings of stockholders of Corn Products so that all Corn Products Common Stock beneficially owned by each such Bound Arancia Entity may be counted for the purpose of determining the presence of a quorum at such meeting, (b) to vote all such shares of Corn Products Common Stock which he, she or it is entitled to vote for the election of directors (i) in favor of each of those individuals properly nominated in accordance with Corn Products's By-Laws for election as directors who receive the greatest number of votes from the holders of all shares of Corn Products Common Stock beneficially owned by stockholders other than the Bound Arancia Entities (equal to the number of directors to be elected at such meeting) or (ii) in favor of each of those individuals recommended by the Board of Directors of Corn Products for election as a director and (c) to vote and refrain from voting all such shares of Corn Products Common Stock which he, she or it is entitled to vote (i) for all matters (other than those referred to in clause (b) above), in the same proportions as the shares of Corn Products Common Stock beneficially owned by stockholders other than the Bound Arancia Entities are voted (i.e., for, against, abstain) or refrain from voting thereof or (ii) for any or all matters as recommended by the Board of Directors of Corn Products.

     3.5. STANDSTILL. Unless otherwise requested expressly in writing in advance by the Board of Directors of Corn Products, neither of the Parent Companies shall, and they shall take all action necessary to prohibit each other Bound Arancia Entity from, at any time during the nine-year period commencing on the Initial Closing Date (the "Restricted Period"):

     (a) Acquire or agree, offer, seek or propose to acquire, directly or indirectly, alone or in concert with any other Person, by purchase or otherwise, any ownership, including beneficial ownership as defined in Rule 13d-3 under the Exchange Act, of any of the assets, businesses or securities of, or claims against, Corn Products or any Subsidiary thereof, or any rights or options to acquire such ownership (including from any third party), except for ownership compensation plans or arrangements generally applicable to members of Corn Products' Board of Directors;

     (b) Solicit proxies (as such terms are defined in Rule 14a-1 under the Exchange Act), whether or not such solicitation is exempt under Rule 14a-2 under the Act, with respect to any matter from holders of any shares of Corn Products Voting Securities or make any communication exempted from the definition of solicitation by Rule 14a-1(l)(2)(iv) under the Exchange Act, except in connection with the solicitation of proxies by the Board of Directors of Corn Products;

     (c) Initiate, or induce or take any action to induce any other Person, entity or group (as defined in Section 13(d)(3) of the Exchange Act) to initiate, any stockholder proposal or tender offer for any securities of, or claims against, Corn Products or any Subsidiary thereof, any change of control of Corn Products or any Subsidiary thereof or the convening of a stockholders' meeting of Corn Products or any Subsidiary thereof;

     (d) Otherwise seek or propose to influence or control the management or policies of Corn Products or any Subsidiary thereof, except with respect to actions taken in connection with Board of Director activities or as an employee or director of Corn Products or any Subsidiary thereof within the scope of such position;

     (e) Enter into any discussions, negotiations, arrangements or understandings with any Person with respect to any Bound Arancia Entity taking any action described in the foregoing subparagraphs (a) through (d); or

     (f) Take any action with respect to any of the matters described in this
   Section 3.5, including any request to Corn Products (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 3.5, if such action (i) is disclosed publicly by or on behalf of such Bound Arancia Entity or any of its Affiliates, or
   (ii) would, in the judgment of Corn Products, be required to be referred to in a public disclosure under the Securities Act or the Exchange Act or otherwise, other than, in each such case, disclosure that would result from Corn Products' agreement to the amendment or waiver in question and the actions taken in connection therewith or as otherwise taken with the agreement of Corn Products.

provided, however, that, notwithstanding anything in this Section 3.5 to the contrary, the Bound Arancia Entities may purchase, directly or indirectly, shares of Corn Products Common Stock that, together with shares of Corn Products Common Stock already owned by the Arancia Entities, represent in the aggregate up to 9.8% of the number of shares of Corn Products Common Stock issued and outstanding from time to time; provided further, that, notwithstanding anything in this Section 3.5 to the contrary, any delivery of Optional Shares by Corn Products to Aralia that immediately results in the Bound Arancia Entities owning in excess of 9.8% of the number of shares of Corn Products Common Stock issued and outstanding at such time shall not constitute a breach of this Section 3.5. For the avoidance of doubt, the Parties acknowledge that nothing contained in this Section 3.5 shall restrict the right of any Bound Arancia Entity to Transfer Consideration Shares (and take any actions necessary in connection therewith) in accordance with the other provisions of this Agreement.

     3.6. TAX COVENANTS. (a) The Parent Companies agree and covenant that they will reimburse each of Aracorn and the Joint Venture for any overpayment of Taxes remitted by such corporation to either Parent Company (or any Affiliate of a Parent Company) by reason of such corporation's inclusion in the filing of a consolidated Tax return. For purposes hereof, an "overpayment of Taxes" shall mean any amount of Taxes so remitted along with any additional amounts paid or payable thereon to the applicable Taxing Authority, which such corporation would have the right to recover or claim for its refund, whether in cash or by means of a credit against future Tax liabilities, if such corporation had not been included in the filing of its consolidated Tax Return.

     (b) Each Parent Company agrees and covenants that it will cause, or cooperate with Corn Products to cause, each of Aracorn and the Joint Venture to take all appropriate actions to supply to Corn Products, in a manner that is reasonably satisfactory to Corn Products, all documents and information reasonably requested by Corn Products in relation to any applicable United States federal or state Tax requirement, including preparation of corporate financial statements and all supporting data, and maintenance of receipts or other evidence reasonably satisfactory to Corn Products of payment of Taxes.

     (c) Corn Products agrees that it will cause, or cooperate with the Parent Companies to cause, Aracorn and the Joint Venture to take all appropriate actions to supply to each of the Parent Companies in a manner that is reasonably satisfactory to each Parent Company, all documents and information reasonably requested by either Parent Company in relation to any applicable Mexican Tax consolidation requirement applicable to periods prior to the Initial Closing Date, including preparation of corporate financial statements and all supporting data, and maintenance of receipts or other evidence reasonably satisfactory to each Parent Company of payment of Taxes.

     (d) Each Parent Company agrees and covenants that it will pay any Taxes which are imposed upon, assessed against or otherwise payable by either of Aracorn or the Joint Venture solely by reason of the inclusion of such Company in a consolidated Tax Return with any Arancia Entity or any of their Affiliates and which would not otherwise be attributable to such Company.

     (e) Each Parent Company agrees and covenants that it will reimburse to Aracorn any Taxes imposed on, assessed against or otherwise payable by Aracorn which are attributable to any corporate reorganization or intercompany transfers or contributions prior to the Initial Closing involving either of the Parent Companies, Aracorn or any of their Affiliates.

     (f) Each Party agrees and covenants to maintain, or to cause its respective Affiliates to maintain, until the expiration of the applicable statutory period, all records and files which any Company may need for filing Tax and other returns and governmental reports, as well as for any action, exception, lawsuit or remedy, of any kind, before any administrative, regulatory or judicial authority and to give access, to the extent necessary for the filing of such returns, reports, actions, exceptions, lawsuits or remedies, to such records and files to any other Company or Party having a need for such access for any such purpose.

     3.7. ARACORN SHARES. All certificates representing shares of capital stock of Aracorn held beneficially by Aralia shall bear the legend set forth in Exhibit B and such legend may be removed from such certificate or certificates only upon the earlier of (i) their transfer to Corn Products or its designee or
(ii) May 1, 2004.

     3.8. CONSIDERATION SHARES. (a) All certificates representing Consideration Shares shall bear the legend set forth in Exhibit C and such legend may be removed from such certificate or certificates only in accordance with the terms of such legend. The legend requirement shall terminate with respect to any particular Consideration Shares upon the sale of such Consideration Shares in accordance with clause (5) of the definition of "Exempt Transfer" set forth in
Section 2.2 (b) and Corn Products agrees to deliver to the transferee in such a transfer certificates for such Consideration Shares without such legend. In the event of a sale of Consideration Shares in accordance with the last paragraph of
Section 2.2 (b), all references in the legend to the restrictions in this Agreement may be removed and Corn Products agrees to deliver to the transferee in such a transfer certificates for the applicable Consideration Shares with a legend without such references.

     (b) Each of the Parent Companies agrees that it will not directly or indirectly sell, assign, exchange, transfer, distribute or otherwise dispose of, pledge or otherwise encumber (or offer to enter into any agreement to do so), any Consideration Shares prior to the end of the Consideration Share Put Period except as contemplated hereby or with the prior written consent of Corn Products.


                                   ARTICLE IV

                              REGISTRATION RIGHTS

     4.1. DEMAND REGISTRATION. (a) Subject to paragraph (d) below, at any time on or after the expiration of the Consideration Share Put Period, if the Arancia Representative shall make a written request (the "Registration Notice") to Corn Products, which request shall include (i) the number of Consideration Shares to be registered, which number shall be at least 1% of the number of shares of Corn Products Common Stock outstanding as of the date of the Registration Notice,
(ii) the intended methods of disposition thereof and (iii) a statement that the request is for a Demand Registration pursuant to this Section 4.1, Corn Products shall cause there to be filed with the Commission a registration statement meeting the requirements of the Securities Act (a "Demand Registration Statement"), and each Bound Arancia Entity approved by the Arancia Representative shall be entitled to have included therein (subject to Section 4.1(g)) all or such number of Consideration Shares, as such Arancia Entity shall set forth in the Registration Notice; provided, however, that no request may be made pursuant to this Section 4.1 (i) if within three months prior to the date of such request a Demand Registration Statement pursuant to this Section 4.1 shall have been declared effective by the Commission and shall have remained Continuously Effective until the earlier of 45 days after such declaration or an earlier date on which all Consideration Shares requested to be included have been disposed thereunder in a manner described thereon, or (ii) another Demand Registration Statement is effective at the time of such request.

     (b) Corn Products shall be entitled to postpone for up to 180 days the filing of any Demand Registration Statement otherwise required to be prepared and filed pursuant to this Section 4.1, if the Board of Directors of Corn Products determines, in its good faith judgment, that such registration and the transfer of Consideration Shares contemplated thereby would interfere with, or require premature disclosure of, any financing, acquisition or reorganization involving Corn Products or any of its Subsidiaries, and Corn Products promptly gives the Bound Arancia Entity or Entities requesting registration notice of such determination; provided, however, that such postponement shall not occur more than twice in any 18-month period.

     (c) Following receipt of a request for a registration pursuant to this
Section 4.1, Corn Products shall:

     (i) Prepare and file the Demand Registration Statement with the Commission as promptly as practicable, and shall use reasonable efforts to have the registration declared effective under the Securities Act as soon as reasonably practicable, in each instance giving due regard to the need to prepare current financial statements, conduct due diligence and complete other actions that are reasonably necessary to effect a registered public offering; and

     (ii) Use reasonable efforts to cause the relevant Demand Registration Statement to be declared effective under the Securities Act and to remain Continuously Effective for up to 45 days or until such earlier date as of which all the Consideration Shares under the Demand Registration Statement shall have been disposed of in the manner described in the Demand Registration Statement (a "Demand Registration").

     (d) Corn Products shall be obligated to effect no more than two Demand Registrations; provided that if the Demand Registration Statement is not maintained Continuously Effective for 45 days after the registration statement related thereto has been declared effective by the Commission (or until an earlier date on which all Consideration Shares requested to be included have been disposed thereunder in a manner described thereon), such registration shall not be deemed a Demand Registration for any purpose hereunder. If Corn Products shall have complied with its obligations under this Section 4.1, a right to demand a registration pursuant hereto shall be deemed to have been satisfied upon the earlier of (x) the date as of which all of the Consideration Shares included therein shall have been disposed of pursuant to the Demand Registration Statement or otherwise, and (y) the date as of which such Demand Registration Statement shall have been Continuously Effective for a period of 45 days.

     (e) Notwithstanding Section 4.1(d), no registration hereunder shall be deemed a Demand Registration for the purpose of determining whether two Demand Registrations have occurred if (1) such registration has not remained Continuously Effective for 45 days after declaration of effectiveness by the Commission (or until an earlier date on which all Consideration Shares requested to be included have been disposed thereunder in a manner described therein) or
(2) the Demand Registration Statement has not yet been declared effective and the Arancia Representative has in writing withdrawn its demand for registration and assumed responsibility in connection with payment of any expenses of registration otherwise payable by Corn Products pursuant to Section 4.5.

     (f) A registration pursuant to this Section 4.1 shall be on such appropriate registration form of the Commission as shall (i) be selected by Corn Products, and (ii) permit the disposition of the Consideration Shares in accordance with the intended method or methods of disposition specified in the Registration Notice.

     (g) Corn Products shall have the right to select the lead underwriter or lead manager to administer any underwritten offering pursuant hereto and the Arancia Representative shall have the right to select one co-manager; provided, however, that each Person so selected shall be reasonably acceptable to the Arancia Representative or Corn Products, as the case may be.

     (h) Whenever Corn Products shall effect a registration pursuant to this
Section 4.1 in connection with an underwritten offering by one or more Bound Arancia Entities of Consideration Shares, if the managing underwriters, including the co-managing underwriters, advise Corn Products in writing that, in their joint opinion, the amount of securities requested to be included in such offering (whether by the Bound Arancia Entities or others) exceeds the amount which can be sold in such offering within a price range acceptable to the Arancia Representative, securities shall be included in such offering and the related registration only to the extent of the amount of such securities that can, in the opinion of such managing underwriters, be sold within such price range. No securities other than the Consideration Shares shall be otherwise entitled to participate in the Offering unless (1) all the Consideration Shares to which the Arancia Representative has requested registration have been included in the registration statement, and (2) the managing underwriters advise that other shares can be added to the Offering at a price acceptable to the Arancia Representative.

     4.2. PIGGYBACK REGISTRATION. (a) At any time on or after the expiration of the Consideration Share Put Period, if Corn Products proposes to register (including for this purpose a registration effected by Corn Products for shareholders of Corn Products other than the Bound Arancia Entities) Corn Products Common Stock under the Securities Act in connection with a public offering solely for cash on Form S-1, S-2 or S-3 (or any replacement or successor forms), Corn Products shall promptly give the Arancia Representative written notice of such registration (a "Piggyback Registration"). Upon the written request of any Bound Arancia Entity given within 10 days following the date of such notice, Corn Products shall cause to be included in such registration statement and use reasonable efforts to be registered under the Securities Act all the Consideration Shares that each such Bound Arancia Entity has requested to be registered. Corn Products shall have the absolute right to withdraw or cease to prepare or file any registration statement for any offering referred to in this Section 4.2 without any obligation or liability to any Bound Arancia Entity or Affiliate thereof.

     (b) If the Underwriters' Representative shall advise Corn Products in writing that, in its opinion, the amount of Consideration Shares requested to be included in such registration would adversely affect such offering, or the timing thereof, then Corn Products will include in such registration, to the extent of the amount which Corn Products is so advised can be sold without such adverse effect in such offering: First, all securities proposed to be sold by Corn Products for its own account; second, the Consideration Shares requested to be included in such registration pursuant to this Section 4.2, and all other securities being registered pursuant to the exercise of contractual rights, pro rata based on the estimated gross proceeds from the sale thereof; and third, all other securities requested to be included in such registration.

     4.3. REGISTRATION PROCEDURES. Whenever required under Section 4.1 or
Section 4.2 to effect the registration of any Consideration Shares, Corn Products shall, as expeditiously as practicable:

     (a) Prepare and file with the Commission such amendments and supplements to the applicable registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act and rules thereunder with respect to the disposition of all securities covered by such registration statement, which registration statement and prospectus shall include required information relating to each Selling Entity (as defined below) in a form reasonably acceptable to such Selling Entity. If the registration is for an underwritten offering, Corn Products shall amend the registration statement or supplement the prospectus whenever required by the terms of the underwriting agreement entered into pursuant to Section 4.4(b). Pending such amendment or supplement each Bound Arancia Entity shall, and shall cause their Affiliates to, cease making offers or Transfers of Consideration Shares pursuant to the prior prospectus. In the event that any Consideration Shares included in a registration statement subject to, or required by, this Article IV remain unsold at the end of the period during which Corn Products is obligated to maintain the effectiveness of such registration statement, Corn Products may file a post-effective amendment to the registration statement for the purpose of removing such Securities from registered status.

     (b) Furnish to each Bound Arancia Entity selling Consideration Shares pursuant hereto (each, a "Selling Entity"), without charge, such numbers of copies of the registration statement, any pre-effective or post-effective amendment thereto, the prospectus, including each preliminary prospectus and any amendments or supplements thereto, in each case in conformity with the requirements of the Securities Act and the rules thereunder, and such other related documents as any such Bound Arancia Entity may reasonably request in order to facilitate the disposition of Consideration Shares owned by such Bound Arancia Entity.

     (c) Use Corn Products' reasonable efforts (i) to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such states or jurisdictions as shall be reasonably requested by the Underwriters' Representative, and (ii) to obtain the withdrawal of any order suspending the effectiveness of a registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of the offer and transfer of any of the Consideration Shares in any jurisdiction, at the earliest possible moment; provided, however, that Corn Products shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

     (d) In the event of any underwritten offering, enter into and perform Corn Products' obligations under an underwriting agreement (including indemnification and contribution obligations of underwriters or agents), in usual and customary form, with the managing underwriter or underwriters of or agents for such offering. Corn Products shall also cooperate to the extent customary in such offerings with the Selling Entities, and the Underwriters' Representative for such offering in the marketing of the Consideration Shares, including making available Corn Products' officers, accountants, counsel, premises, books and records for such purpose, but Corn Products shall not be required to incur any material out-of-pocket expense pursuant to this sentence.

     (e) Promptly notify each Selling Entity of any stop order issued or threatened to be issued by the Commission in connection therewith (and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered).

     (f) Make available for inspection by any Selling Entity participating in such offering, any underwriter participating in such offering and the representatives of such Selling Entity and underwriter (but not more than one firm of counsel to all such Selling Entities), all financial and other information as shall be reasonably requested by them, and provide any such Selling Entity, any underwriter participating in such offering and the representatives of such Selling Entity and underwriter the reasonable opportunity to discuss the business affairs of Corn Products with its principal executives and independent public accountants who have certified the audited financial statements included in such registration statement, in each case all as necessary to enable them to exercise their due diligence responsibility under the Securities Act; provided, however, that information that Corn Products determines, in good faith, to be confidential and which Corn Products advises such Person in writing, is confidential shall not be disclosed unless such Person signs a confidentiality agreement reasonably satisfactory to Corn Products or the Selling Entity agrees to be responsible for such Person's breach of confidentiality on terms reasonably satisfactory to Corn Products.

     (g) Use reasonable efforts to obtain a so-called "comfort letter" from its independent public accountants, and legal opinions of counsel to Corn Products addressed to the Selling Entities, in customary form and covering such matters of the type customarily covered by such letters, and in a form that shall be reasonably satisfactory to the Selling Entities. Corn Products shall furnish to each Selling Entity a signed counterpart of any such comfort letter or legal opinion. Delivery of any such opinion or comfort letter shall be subject to the recipient furnishing such written representations or acknowledgments as are customarily provided by selling shareholders who receive such comfort letters or opinions.

     (h) Take such other actions as are reasonably required in order to expedite or facilitate the disposition of Consideration Shares included in each such registration.

     4.4. HOLDERS' OBLIGATIONS. It shall be a condition precedent to the obligations of Corn Products to take any action pursuant to this Article IV with respect to the Consideration Shares held by any Selling Entity that such Selling Entity shall:

     (a) Furnish to Corn Products such information regarding such Selling Entity, the number of the Consideration Shares owned by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Selling Entity's Consideration Shares, and to cooperate with Corn Products in preparing such registration; and

     (b) In the case of a Piggyback Registration agree to sell their Consideration Shares to the underwriters at the same price and on substantially the same terms and conditions as Corn Products or the other Persons on whose behalf the registration statement was being filed have agreed to sell their securities, and to execute the underwriting agreement agreed to by the Selling Entities (in the case of a registration under Section 4.1) or Corn Products (in the case of a registration under Section 4.2).

     4.5. EXPENSES OF REGISTRATION. Expenses in connection with registrations pursuant to this Article IV shall be allocated and paid as follows:

     (a) Except as otherwise provided herein, with respect to each Demand Registration Corn Products shall bear and pay all expenses incurred in connection with any registration, filing, or qualification of Consideration Shares with respect to such Demand Registrations for each Selling Entity, including all registration, filing and National Association of Securities Dealers, Inc. fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the reasonable fees and disbursements of counsel for Corn Products, and of Corn Products' independent public accountants, including the expenses of "cold comfort" letters required by or incident to such performance and compliance (the "Registration Expenses"), but excluding underwriting discounts and commissions relating to Consideration Shares (which shall be paid on a pro rata basis by the Selling Entities).

     (b) Corn Products shall bear and pay all Registration Expenses incurred in connection with any Piggyback Registrations pursuant to Section 4.2 for each Selling Entity, but excluding underwriting discounts and commissions relating to Consideration Shares (which shall be paid on a pro rata basis by the Selling Entities).

     4.6. INDEMNIFICATION; CONTRIBUTION. If any Consideration Shares are included in a registration statement under this Article IV:

     (a) To the extent permitted by applicable law, Corn Products shall indemnify and hold harmless each Selling Entity, each Person, if any, who controls such Selling Entity within the meaning of the Securities Act, and each officer, director, partner, and employee of such Selling Entity and such controlling Person, against any and all losses, claims, damages, liabilities and expenses, including reasonable attorneys' fees and disbursements and expenses of investigation, incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation, or to which any of the foregoing Persons may become subject under the Securities Act, the Exchange Act or other federal or state laws, insofar as such losses, claims, damages, liabilities and expenses arise out of or are based upon or caused by any untrue statement or alleged untrue statement of a material fact contained in such registration statement, any prospectus or preliminary prospectus contained therein or any amendment or supplement thereto, or arising out of, based upon or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by any such untrue statement or omission or alleged untrue statement or omission (collectively, a "Violation") based upon information relating to Corn Products or its Affiliates; provided, however, that Corn Products shall not be liable in any such case for any such loss, claim, damage, liability or expense to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to Corn Products by the indemnified party or any of its Affiliates expressly for use in connection with such registration; provided, further, that the indemnity agreement contained in this Section 4.6 shall not apply to the extent that any such loss is based on or arises out of an untrue statement or alleged untrue statement of a material fact, or an omission or alleged omission to state a material fact, contained in or omitted from any preliminary prospectus if the final prospectus shall correct such untrue statement or alleged untrue statement, or such omission or alleged omission, and a copy of the final prospectus has not been sent or given to such person at or prior to the confirmation of sale to such person if the co-managing underwriter selected by the Arancia Representative was under an obligation to deliver such final prospectus and failed to do so.

     (b) To the extent permitted by applicable law, each Selling Entity shall indemnify and hold harmless Corn Products, each of its directors, each of its officers who shall have signed the registration statement, each Person, if any, who controls Corn Products within the meaning of the Securities Act, any other Selling Entity, any controlling Person of any such other Selling Entity and each officer, director, partner, and employee of such other Selling Entity and such controlling Person, against any and all losses, claims, damages, liabilities and expenses, including reasonable attorneys' fees and disbursements and expenses of investigation, incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation, or to which any of the foregoing Persons may otherwise become subject under the Securities Act, the Exchange Act or other federal or state laws, insofar as such losses, claims, damages, liabilities and expenses arise out of or are based upon any Violation, in each case to the extent that such Violation occurs in reliance upon and in conformity with information furnished in writing by such Selling Entity expressly for use in connection with such registration.

     (c) Promptly after receipt by an indemnified party under this Section 4.6 of notice of the commencement of any action, suit, proceeding, investigation or threat thereof made in writing for which such indemnified party may make a claim under this Section 4.6, such indemnified party shall deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof. The failure to deliver written notice to the indemnifying party within a reasonable time following the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this
Section 4.6 but shall not relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than pursuant to this Section
4.6. Any such indemnified party shall have the right to employ separate counsel in any such action, claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expenses of such indemnified party unless (i) the indemnifying party has agreed to pay such fees and expenses or (ii) the indemnifying party shall have failed to promptly assume the defense of such action, claim or proceeding or (iii) the named parties to any such action, claim or proceeding (including any impleaded parties) include both such indemnified party and the indemnifying party, (in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action, claim or proceeding on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action, claim or proceeding or separate but substantially similar or related actions, claims or proceedings arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys and one firm of local counsel at any time for all such indemnified parties). No indemnifying party shall be liable to an indemnified party for any settlement of any action, proceeding or claim without the written consent of the indemnifying party, such consent not to be unreasonably denied.

     (d) If the indemnification required by this Section 4.6 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to in this
Section 4.6:

     (i) The indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any Violation has been committed by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such Violation. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 4.6(a) and Section 4.6(b), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

     (ii) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.6 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in Section 4.6(d)(i).

     (e) If indemnification is available under this Section 4.6, the indemnifying parties shall indemnify each indemnified party to the full extent provided in this Section 4.6 without regard to the relative fault of such indemnifying party or indemnified party or any other equitable consideration referred to in Section 4.6(d).

     (f) The obligations of Corn Products and the Selling Entities under this
Section 4.6 shall survive the completion of any offering of Consideration Shares pursuant to a registration statement pursuant to this Agreement.


                                    ARTICLE V

                               GENERAL PROVISIONS

     5.1 SURVIVIAL OF OBLIGATIONS. All covenants, agreements and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement.

     5.2. NOTICES. Any notice, consent, authorization, direction or other communication required or permitted to be given hereunder shall be in writing and shall be delivered either by personal delivery or by telecopier or similar telecommunication device, and addressed as follows:

     If to Corn Products, to:

     6500 South Archer Road
     Bedford Park, IL 60501-1933
     Attention: General Counsel
     FAX: (708) 563-6592

     with a copy to:

     Sidley & Austin
     One First National Plaza
     Chicago, Illinois 60603
     Attention: John M. O'Hare
     FAX: (312) 853-7036

     If to Aralia, to:

     Lopez Cotilla 2032 - Mezzanine
     Sector Juarez
     Guadalajara, Jal. 44100
     Mexico
     Attention: General Counsel
     FAX: 011-523-818-3395

     If to Arinsa, to:

     Lopez Cotilla 2032 - 8th Floor
     Sector Juarez
     Guadalajara, Jal. 44100
     Mexico
     Attention: General Counsel
     FAX: 011-523-818-3387

     with a copy to:

     Davis Polk & Wardwell
     450 Lexington Avenue
     New York, NY 10017
     Attention: George R. Bason, Jr.
     FAX: (212) 450-4800

Any notice, consent, authorization, direction or other communication delivered as aforesaid shall be deemed to have been effectively delivered and received, if sent by telecopier or similar telecommunications device upon receipt of confirmation of such transmission or, if delivered, on the date of such delivery; provided, however, that if such date is not a Business Day then it shall be deemed to have been delivered and received on the Business Day next following such delivery. Any Party may change its address by written notice delivered as aforesaid.

     5.3. LANGUAGE. This Agreement is made and signed in the English language.

     5.4. SUCCESSORS AND ASSIGNS. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party shall have the right to transfer or assign its interest in this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

     (b) Notwithstanding the foregoing provisions of this Section 5.4, Corn Products may assign its rights and obligations under this Agreement to any corporation or other entity that shall acquire all or substantially all of Corn Products' business and assets and who shall assume in writing all of Corn Products' obligations hereunder and deliver a signed copy of such assumption agreement to the Parent Companies.

     (c) Nothing in this Section 5.4 shall be deemed to prohibit any Bound Arancia Entity from Transferring the Consideration Shares in accordance with the terms of this Agreement.

     5.5. AMENDMENTS. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties.

     5.6. WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in an instrument duly executed by the Party to be bound thereby.

     5.7. SEVERABILITY. Any Article, Section or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed from this Agreement and shall be ineffective to the extent of such illegality, invalidity or unenforceability, but the Parties shall in good faith agree on a substitute provision that is legal, valid and enforceable and that most closely reflects the intention of the Parties. Such severed and ineffective provision shall not affect or impair the remaining provisions hereof, which provisions shall (i) be severed from any illegal, invalid or unenforceable Article, Section or other subdivision of this Agreement or any other provision of this Agreement and (ii) otherwise remain in full force and effect.

     5.8. EXECUTION IN COUNTERPARTS. This Agreement may be executed in several identical counterparts, each of which when executed and delivered by the Parties hereto shall be an original, but all of which together shall constitute a single instrument.

     5.9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York, United States of America.

     5.10. SUBMISSION TO JURISDICTION. Each Parent Company and Corn Products hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the exclusive jurisdiction of any court of the State of New York, United States of America and waives any and all objections to jurisdiction that they may have under the laws of the State of New York, the United States of America or the Republic of Mexico and any claim or objection that any such court is an inconvenient forum.

     5.11. EXPENSES. Each Party shall pay the costs, expenses, fees, taxes and duties which it incurs in the course of negotiation, execution and performance of its obligations pursuant to this Agreement.

     5.12. ADJUSTMENTS. (a) References contained in Sections 2.1(a), 2.1(d) and 3.3(a) to specific numbers of shares of Corn Products Common Stock shall be adjusted to account for any stock dividend, stock split, reverse split or similar combination or subdivision of such capital stock.

     (b) As used in Sections 2.1, 3.3, 3.4 and 3.5, "Corn Products Common Stock" shall include any securities issued in respect of Corn Products Common Stock and any securities into which Corn Products Common Stock may be converted or recapitalized (including by operation of a merger or a business combination).

     (c) As used in Sections 2.2, 2.3 and Article IV, "Consideration Shares" shall include any securities issued in respect of Consideration Shares and any securities into which Consideration Shares may be converted or recapitalized.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.


                                 CORN PRODUCTS INTERNATIONAL INC.


                                 By: ___________________________
                                     Name:
                                     Title:



                                 PROMOCIONES INDUSTRIALES ARALIA, S.A. DE C.V.


                                 By: ___________________________
                                     Name:
                                     Title:



                                 ARANCIA INDUSTRIAL S.A. DE C.V.


                                 By: ___________________________
                                     Name:
                                     Title: